Exhibit 10.1
P.O. BOX 385014 BIRMINGHAM, ALABAMA 35238-5014 TELEPHONE: (205) 298-3791 FAX: (205) 298-2961

July 7, 2018
John R. McPherson
4429 Beverly Drive
 Dallas, Texas  75205
Dear John:
The Board of Directors (the "Board") of Vulcan Materials Company (the "Company") appreciates your service to the Company during the past seven years.  This letter agreement (this "Agreement") memorializes the terms of the agreement between you and the Company regarding the terms of your termination of employment with the Company.
1.             Termination.
(a) Termination Date.  You hereby acknowledge and agree that your employment with the Company and any entity controlled by, controlling or under common control with the Company (an "Affiliate") shall terminate as of the close of business on December 31, 2018 (the "Termination Date"); provided, however, that your employment with the Company or its Affiliate may terminate upon such earlier date that you voluntarily resign from employment with the Company or its Affiliate or have your employment terminated by the Company or its Affiliate.  The date that your employment with the Company or its Affiliate ends is referred to as the "Separation Date."
(b) Resignation of Board and Officer Positions.  Effective as of the end of business on August 31, 2018, you hereby resign from your position as Chief Financial Officer of the Company and from any other position you may hold with the Company or any of its Affiliates, provided that you shall continue to serve as Executive Vice President, Chief Strategy Officer of the Company through the Termination Date, subject to Sections 1(a) and 3(h).  Effective as of the Separation Date, you hereby resign from your position as Executive Vice President, Chief Strategy Officer of the Company.  While you agree that such resignations are intended to be self-effectuating, you further agree to execute any documentation the Company determines necessary or appropriate to facilitate such resignation.
(c) Location.  From September 1, 2018 through the Separation Date, you will principally perform your services to the Company from the Company's office in Dallas, Texas.

(d) Compensation and Benefits Through the Separation Date.  You shall continue to participate in the compensation and benefit plans of the Company and its Affiliates in which you currently participate or to which you are a party, and you shall continue to receive base salary at the rate in effect as of the date hereof, through the Separation Date; provided that if any terms of this Agreement conflict with the terms of any other compensation or benefit plan, the terms of this Agreement shall exclusively govern unless prohibited by law; and provided, further, that nothing herein shall result in the payment of duplicate amounts or benefits.  Notwithstanding the foregoing, in no event shall you be entitled to any grants of additional compensatory awards denominated in shares of common stock of the Company following the date hereof.
2.             Separation Payments and Benefits.  In consideration for your service to the Company and its Affiliates through the Termination Date (subject to Section 2(e)) and your compliance with the terms of this Agreement, specifically including the timely execution and non-revocation of the Release (as defined in and consistent with Section 4) and the restrictive covenants set forth or referenced herein, you shall be entitled to the payments and benefits set forth below:
(a) Accrued Obligations.  You shall be entitled to a cash payment, which shall be paid in a lump sum on the first payroll date following the Separation Date, equal to the sum of (i) your annual base salary earned through the Separation Date to the extent not theretofore paid, and (ii)  any accrued and unused vacation pay to the extent not theretofore paid (the amounts contemplated by clauses (i) and (ii), the "Accrued Obligations").  The Accrued Obligations shall be due without regard to whether you have executed and not revoked the Release or remain an employee of the Company and its Affiliated through the Termination Date.
(b) COBRA Coverage.  Following the Separation Date, you shall be eligible to elect, at your cost, continued health insurance coverage for you and your eligible dependents in accordance with Section 4980B(f) of the Internal Revenue Code of 1986 ("COBRA Coverage").  You shall be eligible for COBRA Coverage without regard to whether you have executed and not revoked the Release or remain an employee of the Company and its Affiliated through the Termination Date.
(c) 2018 Bonus.  You shall be eligible to receive an annual short-term incentive bonus in respect of 2018 pursuant to the Company's Executive Incentive Plan (the "Bonus Plan"), notwithstanding any terms of the Bonus Plan to the contrary.  The actual amount of the bonus shall be determined by the Board or the Compensation Committee of the Board in the same manner as annual bonuses for 2018 are determined for the Company's executive officer group generally, including any individual performance factor, and shall be paid as of no later than March 15 of the year following the year in which the Termination Date occurs.
(d) Equity-Based Awards.  Notwithstanding any provision of the applicable award agreements to the contrary, (i) any outstanding stock-only stock appreciation right ("SOSAR") granted to you under the 2006 Omnibus Long-Term Incentive Plan or the 2016 Omnibus Long-Term Incentive Plan (either such plan, an "Equity Plan") that would, by its terms, become vested in February 2019 shall remain eligible to become vested and exercisable on the schedule contemplated by the applicable award agreement (notwithstanding the termination of your employment) and (ii) you shall be permitted to continue to exercise each SOSAR granted to you under the Equity Plans that is outstanding and vested as of the Termination Date or that will become vested in February 2019 for the full remaining term of the applicable SOSAR (subject to earlier termination, in accordance with the terms of the applicable Equity Plan, in the event of a corporate transaction in which such SOSARs are not assumed).

Each SOSAR held by you that, as of the Termination Date, is vested or is eligible to become vested in February 2019 is set forth on Exhibit A.  In addition, through the Termination Date, you shall be eligible for continued vesting in and payment of the performance share unit award granted to you in 2015 (the "PSU Award"), pursuant to the terms of such award.  Subject to Section 2(e), on the Separation Date, you shall immediately forfeit any equity-based awards that you hold as of the Separation Date that are not vested or eligible to become vested pursuant to this Section 2(d).
(e) Effect of Qualifying Termination of Employment Prior to the Termination Date.
    (i) The payments and benefits contemplated by Sections 2(c) and (d) are subject to your continued employment through the Termination Date; provided, however, that if your employment is terminated prior to the Termination Date involuntarily by the Company without Cause (as defined below) or voluntarily by you for Good Reason (as defined below), subject to your compliance with the terms of this Agreement (specifically including the timely execution and non-revocation of the Release and compliance with the restrictive covenants set forth or referenced herein), you shall remain eligible to receive the payments and benefits contemplated by Sections 2(c) and (d).  If your employment is terminated prior to the Termination Date for any reason not contemplated by the immediately preceding sentence or you do not comply with the terms of this Agreement, Sections 2(c) and (d) shall be of no force or effect and any rights in respect of the Bonus Plan, the PSU Award and the SOSARs shall be determined in accordance with the applicable governing documents.
    (ii) For purposes of this Agreement, the term "Cause" shall mean your termination of employment or service resulting from your (A) engagement in misconduct which is materially injurious to the Company or its Affiliates, (B) continued refusal to substantially perform your duties to the Company or an Affiliate, (C) dishonesty in the performance of your duties to the Company or an Affiliate, (D) commission of an act or acts constituting any (x) fraud against, or misappropriation or embezzlement from, the Company or any of its Affiliates, or (y) crime involving moral turpitude or (E) breach of any restrictive covenants applicable to you.
   (iii) For purposes of this Agreement, the term "Good Reason" shall mean your termination of employment due to the Company's material breach of Section 1 of this Agreement.  In order to invoke a termination for Good Reason, you must provide written notice to the Company of the existence of conditions constituting Good Reason within 90 days following your first becoming aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company and its Affiliates shall have 30 days following receipt of such written notice (the "Cure Period") during which it may remedy the condition.  In the event that the Company and its Affiliates fail to remedy the condition constituting Good Reason during the applicable Cure Period, the Separation Date must occur, if at all, within 30 days following such Cure Period in order for such termination as a result of such condition to constitute a termination for Good Reason.
(f) Effect of Payments on Compensatory Arrangements.  You acknowledge that the payments and benefits to which you are entitled pursuant to this Section 2 and otherwise solely on account of the termination of your employment shall not be considered in determining your benefits under any plan, agreement, policy or arrangement of the Company and its Affiliates, including but not limited to the Company's 401(k) plan and other deferred compensation arrangements.  The payments and benefits provided under this Section 2 shall be in full satisfaction of the obligations of the Company and its Affiliates to you under this Agreement or any other plan, agreement, policy or arrangement of the Company and its Affiliates in connection with your termination of employment, and in no event shall you be entitled to severance pay or benefits beyond those specified in this Section 2.
3.             Restrictive Covenants; Effect of Certain Terminations.
(a) Nondisclosure of Confidential Information.
     (i) You acknowledge that, during the course of your employment with the Company and its Affiliates, you have had and will continue to have access to, and have gained and will continue to gain knowledge with respect to, "Confidential Information" (as defined below).  You agree that you shall not, without the prior written consent of the Company, during the period of your employment with the Company and its Affiliates and thereafter for so long as it remains Confidential Information, use or disclose, or knowingly permit any unauthorized Person (as defined in Section 13(d) of the Securities Exchange Act of 1934) to use, disclose or gain access to, any Confidential Information; provided, however, that you may disclose Confidential Information (x) as required by law or (y) as ordered by a court; provided that, in each case, (A) you shall promptly notify the Company in writing, and consult with and assist the Company in seeking a protective order or request for another appropriate remedy; (B) if such protective order or remedy is not obtained, or if the Company waives compliance with the terms of the preceding clause (A), you shall disclose only that portion of the Confidential Information that, in the opinion of your legal counsel, is legally required to be disclosed and shall exercise reasonable best efforts to assure that confidential treatment shall be accorded to such Confidential Information by the receiving Person; and (C) to the extent permitted by applicable law, the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof.  Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising your legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended.
    (ii) For purposes of this Agreement, "Confidential Information" means information, observations and data concerning the business and affairs of the Company or any of its Affiliates, including all business information (whether or not in written form) that relates to the Company or any of its Affiliates, or their directors, officers, employees, customers, suppliers or contractors or any other third parties with respect to which the Company or any of its Affiliates has a business relationship or owes a duty of confidentiality, or their respective businesses or products, and that is not known to the public generally other than as a result of your breach of this Agreement, including any such: technical information or reports; trade secrets; unwritten knowledge and "know-how"; operating instructions; training manuals; customer lists; customer buying records and habits; product sales records and documents, and product development, marketing and sales strategies; market surveys; marketing plans; profitability analyses; product cost; long-range plans; information relating to pricing, competitive strategies and new product development; information relating to any forms of compensation or other personnel-related information; contracts; and supplier lists.  Confidential Information shall not include such information known to you prior to your involvement with the Company or any of its Affiliates or information rightfully obtained from a third party (other than pursuant to your breach of this Agreement or any other duty of confidentiality).

(b) Noncompetition and Nonsolicitation.
     (i) Noncompetition.  You agree that, during your employment with the Company and its Affiliates and during the two-year period following the Termination Date (the "Restricted Period"), you will not engage in Competition (as defined below).  You shall be deemed to be engaging in "Competition" if you, directly or indirectly, anywhere in the Restricted Area: (a) own, manage, operate, control or participate in the ownership, management, operation or control of, have any financial interest in, or are connected as an officer, director or partner of any business (whether through a corporation or other entity) engaged in the production of aggregates, sand and gravel, ready-mix concrete, asphalt, or other construction material related items manufactured by the Company (such business, a "Competitive Business"); or (b) serve as an employee, consultant or otherwise for an entity with a Competitive Business in any capacity, except to the extent that your duties are solely related to a unit, division, subsidiary or affiliate of such entity that is not engaged in a Competitive Business.  Ownership for personal investment purposes only of less than 2% of the voting stock of any publicly held corporation shall not constitute a violation of this Section 3(b).  The "Restricted Area" means  (w) the Bahamas; (x) the continental United States; (y) Mexico; or (z) any other location in which the Company or its Affiliates is engaged in business or, to your knowledge, has taken substantial steps toward the development of business at the time of your termination of services.
    (ii) Non-Solicitation of Customers.  You acknowledge that, during the course of your employment with the Company and its Affiliates, you have and will continue to occupy a position of trust and confidence and will acquire Confidential Information about the Company and its Affiliates, and their clients and customers that is not disclosed by the Company or any of its Affiliates in the ordinary course of business, including trade secrets, data, formulae, information concerning customers and other information which is of value to the Company and its Affiliates because it is not generally known.  Accordingly, you agree that, during the Restricted Period, you will not, either individually or as an officer, director, stockholder, member, partner, agent, consultant or principal of another business firm, directly or indirectly, on behalf of any Competitive Business, solicit any customer of the Company or of its Affiliates.
   (iii) Non-Solicitation of Employees.  You acknowledge that, during the course of your employment with the Company and its Affiliates, you have and will continue to possess Confidential Information about other employees of the Company and its Affiliates relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with suppliers to and customers of the Company and its Affiliates.  You acknowledge that this information is not generally known, is of substantial value to the Company and its Affiliates in developing their respective businesses and in securing and retaining customers, and has been and will be acquired by you because of your business position with the Company.  Accordingly, you agree that, during the Restricted Period, you will not, directly or indirectly, solicit or recruit any Person who is at such time, or who at any time during the three-month period prior to such solicitation or recruiting had been, an employee of the Company or its Affiliates for the purpose of being employed by or providing services to you or by or to any business, individual, partnership, firm, corporation or other entity on whose behalf you are acting as an agent, representative or employee, and that you will not convey any such Confidential Information or trade secrets about other employees of the Company or any of its Affiliates to any other person except within the scope of your duties as an employee of the Company or its Affiliates.

           (iv)    Tolling.  The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period during which you are in violation of the provisions of this Section 3(b).
           (v)     Blue Pencil.  If a court of competent jurisdiction determines that any provision of this Section 3(b) is invalid or more restrictive than permitted under the governing law of such jurisdiction, then, only as to enforcement of this Section 3(b) within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.
(c) Nondisparagement.  From and following the date hereof, you shall not make, either directly or by or through another Person, any oral or written defamatory statements or representations of or concerning the Company or its Affiliates, any of their clients or businesses or any of their current or former officers, directors or employees (collectively, the "Company Persons") or any statements or representations that place a Company Person in a false light; provided, however, that nothing herein shall prohibit you from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).  From and following the date hereof, the Company shall instruct its executive officers not to make, either directly or by or through another Person, any oral or written defamatory statements or representations of or concerning you or any statements that place you in a false light; provided, however, that nothing herein shall prohibit any such individuals from disclosing truthful information if legally required (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process).
(d) Return of Property.  You acknowledge that all documents, records, files, lists, equipment, computer, software or other property (including intellectual property) relating to the businesses of the Company or any of its Affiliates, in whatever form (including electronic), and all copies thereof, that have been or are received or created by you while an employee of the Company or any of its Affiliates (including Confidential Information) are and shall remain the property of the Company and its Affiliates, and you shall immediately return such property to the Company upon the termination of your employment and, in any event, at the Company's request; provided, however, you shall be permitted to retain your Company-issued cell phone, subject to the Company's removal of all Company data stored on such cell phone.

You further agree that any property situated on the premises of, and owned by, the Company or any of its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by the Company's personnel at any time with or without notice.
(e) Trade Secrets; Whistleblower Rights.  The Company hereby informs you that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.  Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer's trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.  In addition, notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.
(f) Remedies and Injunctive Relief.  You acknowledge that your violation of any of the covenants contained in this Agreement would cause irreparable damage to the Company and its Affiliates in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate.  Accordingly, you agree that, notwithstanding any provision of this Agreement to the contrary, in addition to any other damages it is able to show, in the event of your violation of any of the covenants contained in this Agreement, the Company and its Affiliates shall be entitled (without the necessity of showing economic loss or other actual damage) to (i) cease payment of the compensation and benefits contemplated by Section 2 to the extent not previously paid or provided and immediate forfeiture of any outstanding SOSARs, (ii) your prompt return of any portion of such compensation and the value of such benefits previously paid or provided and (iii) injunctive relief (including temporary restraining orders, preliminary injunctions and permanent injunctions), without posting a bond, in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in this Agreement in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that the Company and its Affiliates may have for damages under this Agreement or otherwise, and all such rights shall be unrestricted.
(g) Acknowledgments.
         (i)     You acknowledge that the Company and its Affiliates have expended and will continue to expend substantial amounts of time, money and effort to develop business strategies, employee, customer and other relationships and goodwill to build an effective organization.  You further acknowledge that the Company and its Affiliates have a legitimate business interest in and right to protect its Confidential Information, goodwill and employee, customer and other relationships, and that the Company and its Affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its employee, customer and other relationships.  You further acknowledge that the Company and its Affiliates are entitled to protect and preserve the going concern value of the Company and its Affiliates to the extent permitted by law.

         (ii) In light of the foregoing acknowledgments, you agree that the covenants contained in this Agreement are reasonable and properly required for the adequate protection of the businesses and goodwill of the Company and its Affiliates.  You further acknowledge that, although your compliance with the covenants contained in this Agreement may prevent you from earning a livelihood in a business similar to the business of the Company and its Affiliates, your experience and capabilities are such that you have other opportunities to earn a livelihood and adequate means of support for your dependents.
         (iii)      Prior to execution of this Agreement, you were advised by the Company of your right to seek independent advice from an attorney of your own selection regarding this Agreement.  You acknowledge that you have entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel.  You further represent that, in entering into this Agreement, you are not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company and its Affiliates that are not expressly set forth herein, and that you are relying only upon your own judgment and any advice provided by your attorney.
         (iv)     In light of the acknowledgments contained in this Section 3(g), you agree not to challenge or contest the reasonableness, validity or enforceability of any limitations on, and obligations of, him contained in this Agreement.
(h) Effect of Certain Terminations.  For the avoidance of doubt, your employment shall continue to be "at will" until the Termination Date.  If your employment is terminated prior to the Termination Date (i) by the Company and its Affiliates for Cause, (ii) by you for any reason other than Good Reason or (iii) on account of your death or "disability" (as defined in the applicable plan, agreement, policy or arrangement of the Company or its Affiliates in which you participate or to which you are a party), the payments and benefits to which you are entitled on account of such termination shall be determined pursuant to each such plan, agreement, policy or arrangement and without regard to Section 2 of this Agreement.  Except as provided in the immediately preceding sentence with respect to Section 2 of this Agreement, this Agreement shall otherwise remain in effect following any termination of employment under circumstances described in this Section 3(h).
4.             General Release.  You acknowledge that, as of immediately prior to the execution of this Agreement, you were not legally entitled the payments and benefits set forth in Section 2 of this Agreement.  In consideration of such payments and benefits, on or following the Separation Date, but not later than 21 days following the Separation Date, you shall execute and deliver to the Company a Separation and Release Agreement substantially in the form attached as Exhibit B (the "Release").  Notwithstanding anything in this Agreement or in any other plan, policy, agreement or arrangement of the Company and its Affiliates to the contrary, whether or not you are a party thereto, if you (a) fail to execute and deliver the Release to the Company within such 21-day period, or (b) revoke the Release in accordance with the terms thereof, the Company and its Affiliates, in addition to any other remedies they may have, shall be entitled to (i) cease payment of the compensation and benefits contemplated by Section 2 to the extent not previously paid or provided and revision of the terms of the SOSARs such that the term of exercise of the SOSARs will revert back to their original terms, and (ii) your prompt return of any portion of such compensation and the value of such benefits previously paid or provided, in each case to the extent to which you would not have been legally entitled had you been terminated by the Company and its Affiliates for cause on the Separation Date, without waiving the Company's and its Affiliates' entitlements under the Release.
5.             Miscellaneous.
(a) Governing Law; Dispute Resolution.  This Agreement, and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of New Jersey, without respect to its principles of conflicts of laws, except to the extent governed by federal laws, and shall be construed according to its fair meaning and not for or against any party.  You and the Company irrevocably submit to the jurisdiction of any state or federal court sitting in or for Birmingham, Alabama with respect to any dispute arising out of or relating to this Agreement or the Release, and each party hereto irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding.  Each party hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, any right it may have to a trial by jury in respect of any litigation as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the Release or the transactions contemplated hereby or disputes relating hereto.  Each of the parties hereto (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications contained in this Section 5(a).
(b) Notices.  All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the Party to whom such notice is being given as follows:

As to you:	4429 Beverly Drive Dallas, TX 75205

As to the Company:	Vulcan Materials Company P.O. Box 385014 Birmingham, Alabama 35238-5014 Attention: General Counsel
Any party may change his or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.
(c) Cooperation.  You agree that upon the reasonable request of the Company or its Affiliates following the Separation Date, you shall use reasonable efforts to assist and cooperate with the Company or its Affiliates in connection with the defense or prosecution of any claim that may be made against or by the Company or its Affiliates, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its Affiliates, including any proceedings before any arbitral, administrative, regulatory, judicial, legislative or other body or agency.  You will be entitled only to reimbursement for any reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.
(d) No Mitigation; No Offset.  In no event shall you be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to you under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not you obtain other employment.
(e) Taxes.  The Company and its Affiliates shall be entitled to withhold from the benefits and payments described herein all income and employment taxes required to be withheld by applicable law.
(f) Section 409A.
    (i) General.  It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code of 1986 ("Section 409A").  Any payments that qualify for the "short-term deferral" exception, the separation pay exception or another exception under Section 409A shall be paid under the applicable exception.  For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment or installment in a series of payments under this Agreement shall be treated as a separate payment of compensation.  All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A to the extent necessary to avoid the imposition of penalty taxes on you pursuant to Section 409A.  In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A, any payment that may be paid in more than one taxable year (depending on the time that you execute the Release) shall be paid in the later taxable year.
    (ii) Reimbursements and In-Kind Benefits.  Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
    (iii) Delay of Payments.  Notwithstanding any other provision of this Agreement to the contrary, if you are considered a "specified employee" for purposes of Section 409A (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Separation Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Agreement during the six-month period immediately following your separation from service (as determined in accordance with Section 409A) on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following his separation from service (the "Delayed Payment Date"), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A.  If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of your death.
(g) Severability.  If any provision hereof is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court construing the Agreement shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.
(h) Successors.  This Agreement shall inure to the benefit of, be enforceable by, and be binding upon your legal representatives.  This Agreement shall inure to the benefit of, be enforceable by, and be binding upon the Company and its successors and assigns.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.
(i) No Assignment.  Except as expressly contemplated by this Agreement, the compensation and benefits payable under this Agreement shall not be subject to anticipation alienation, pledge, sale, transfer, assignment, garnishment, attachment, execution, encumbrance, levy, lien or change, and any attempt to cause such compensation and benefits to be so subjected shall not be recognized, except to the extent required by law.
(j) Headings and Captions.  The headings and captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(k) Interpretation.  As used in this Agreement, the term "including" does not limit the preceding words or terms.
(l) Amendments.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.
(m) Entire Agreement.  This Agreement and any agreement, together with the 2006 Omnibus Long-Term Incentive Plan, the 2016 Omnibus Long-Term Incentive Plan any award agreements governing the SOSARs, constitutes the entire agreement of the parties hereto in respect of the terms and conditions of your employment with the Company and its Affiliates, including your severance entitlements, and, as of the date hereof, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between you, on the one hand, and the Company or its Affiliates, on the other hand.

[Signature page follows]

If you agree that this Agreement accurately represents our understanding, please sign and return this Agreement, which will become a binding agreement on our receipt.

Very truly yours,

 VULCAN MATERIALS COMPANY

By: /s/ Jerry F. Perkins Jr.
      Jerry F. Perkins Jr.
      General Counsel and Secretary

Accepted and agreed:

/s/ John R. McPherson
John R. McPherson

EXHIBIT A
OUTSTANDING SOSARS
Grant Date	Exercise Price ($)	Shares Subject to the SOSARs Expected to be Vested on 12/31/2018	Shares Subject to the Additional SOSARs Expected to Vest in February 2019	Expiration Date
11/9/2011	29.05	255,600	0	11/9/2021
11/9/2011	29.05	15,300	0	11/9/2021
2/7/2013	55.41	8,100	0	2/7/2023
2/13/2014	66.00	12,500	0	2/13/2024
2/12/2015	79.41	19,050	6,350	2/12/2025
2/12/2016	92.02	12,100	6,050	2/12/2026
2/10/2017	122.60	5,233	5,234	2/10/2027
2/23/2018	121.69	0	4,667	2/23/2028

EXHIBIT B
RELEASE

This General Release of all Claims (this "Release") is entered into on _______________, 2018 by and between Vulcan Materials Company (the "Company") and John R. McPherson (the "Executive").
In consideration of the payments and benefits set forth in the Letter Agreement (the "Letter Agreement") between the Executive and the Company, effective July __, 2018 (the "Effective Date"), to which the Executive first became legally entitled following the Effective Date and by virtue of the Letter Agreement, the Executive agrees as follows:
1.             General Release and Waiver of Claims.
    (a) Release.  In consideration of the payments and benefits provided to the Executive under the Letter Agreement to which the Executive first became legally entitled following the Effective Date and by virtue of the Letter Agreement, and after consultation with counsel, the Executive and each of the Executive's respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the "Releasors") hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents ("Releasees") from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, "Claims"), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out (i) of the Executive's employment relationship with and service as an employee, officer or director of the Company, and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that notwithstanding anything else herein to the contrary, Letter Release shall not affect:  the obligations of the Company or the Executive as set forth in the Letter Agreement or any other plan, policy or arrangement of the Company and its affiliates or other obligations that, in each case, by their terms, are to be performed after the date hereof by the Company or the Executive (including, without limitation, obligations to the Executive under the Letter Agreement for any severance or similar payments or benefits, under any stock option, stock or equity-based award, plan or agreements, or payments or obligations under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); any indemnification or similar rights the Executive has as a current or former officer or director of the Company and its affiliates, including, without limitation, any and all rights thereto referenced in the bylaws of the Company and its affiliates, other governance documents, or any rights with respect to directors' and officers' insurance policies; and the Executive's right to reimbursement of business expenses incurred prior to the "Separation Date" (as defined in the Letter Agreement).
    (b) Specific Release of ADEA Claims.  In further consideration of the payments and benefits provided to the Executive under the Letter Agreement to which the Executive first became legally entitled following the Effective Date, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder ("ADEA").

 By signing this Release, the Executive hereby acknowledges and confirms the following:  (i) the Executive was advised by the Company in connection with his  termination to consult with an attorney of his choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive's release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) calendar days to consider the terms of this Release and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release.  The Executive also understands that he has seven (7) calendar days following the date on which he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his revocation of the release and waiver contained in this paragraph; provided that any such revocation shall not affect any other provision of this Release.
    (c) No Assignment.  The Executive represents and warrants that he has not assigned any of the Claims being released under this Release.
2.  Proceedings.  The Executive has not filed, and agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body, other than with respect to the obligations of the Company and its affiliates to the Executive under the Letter Agreement or in respect of any other matter described in the proviso to Section 1(a) (each, individually, a "Proceeding"), and agrees not to participate voluntarily in any Proceeding; provided, however, and subject to the immediately following sentence, nothing set forth here in intended to or shall interfere with the Executive's right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Agreement prohibit the Executive from cooperating with any such agency in its investigation.  To the maximum extent permitted by law, the Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding; provided that the foregoing shall not apply to any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934).
3.   Remedies.  Notwithstanding anything in this Release, the Letter Agreement or in any other plan, policy, agreement or arrangement of the Company or its affiliates to the contrary, whether or not the Executive is a party thereto, if the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Company and a failure to cease such participation within thirty (30) calendar days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven (7)-calendar‑day period provided under Paragraph 1(b), the Company and its affiliates, in addition to any other remedies they may have, shall be entitled to (a) cease payment of the compensation and benefits contemplated by Section 2 of the Letter Agreement to the extent not previously paid or provided, and (b) the prompt return by the Executive of any portion of such compensation and the value of such benefits previously paid or provided, in each case to the extent to which the Executive would not have been legally entitled had he been terminated by the Company and its affiliates with cause on the Effective Date, without waiving the release otherwise granted herein.
B-2

The Executive understands that by entering into this Release he will be limiting the availability of certain remedies that he may have against the Company and its affiliates and limiting also his ability to pursue certain claims against the Company and its affiliates.
4.   Severability Clause.  If provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.
5.   Nonadmission.  Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or its affiliates.
6.  Governing Law; Dispute Resolution, etc.  This Release shall be subject to the provisions of Section 5(a) of the Letter Agreement, which are incorporated herein by reference.
7.  Notices.  All notices or communications hereunder shall be in writing, addressed as provided in Section 5(b) of the Letter Agreement.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THE AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Release on the date set forth below.

_________________________________
 John R. McPherson

 Date of Execution:  _________________

B-3